EXHIBIT 99.3

                           BRAZOS SPORTSWEAR COMPLETES
                                   PURCHASE OF
                      MORNING SUN AND PREMIER SPORTS GROUP

      CINCINNATI, OHIO, July 2, 1997 - Brazos Sportswear, Inc. (Nasdaq: BRZS) announced today the completion of previously announced acquisitions of Morning Sun, Inc. and Premier Sports Group, Inc.

      Morning Sun is a Seattle-based designer and manufacturer of embroidered and screen printed fleece wear, T-shirts and other women's tops sold predominately to department stores. Premier is an importer of high-quality, low-cost "fashion fleece" and other garments for domestic distributors, and provides merchandising, design and sourcing services for apparel companies. The two acquisitions will add approximately $80 million to Brazos Sportswear's present $260 million in annualized revenues.

      Concurrently with the completion of the acquisitions, Brazos entered into a new $50 million revolving credit facility with Fleet Capital and Bank Boston. Brazos also announced the completion of a $100 million senior notes offering. Proceeds from the offering were used to fund the two acquisitions and refinance existing indebtedness. The senior notes carry a 10.5% interest rate and mature in 2007.

      Ford Taylor, CEO of Brazos, stated, "We are excited about completing the acquisitions of Morning Sun and Premier and are confident that the acquisitions will add significantly to Brazos Sportswear's future prospects. In addition, the new credit facility and senior notes offering significantly enhances the company's capitalization and provides substantial long-term capital for future growth."

      Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Brazos believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forrward-looking statements will prove to be correct. Brazos' actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including sales levels, distribution and competition trends and other market factors.

      Brazos Sportswear is one of the fastest growing decorated sportswear companies in the United States, with facilities in 12 states and a customer base of more than 12,000 throughout the U.S. and Japan.